As filed with the Securities and Exchange Commission on June 30, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARATHON OIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2911	25-0996816
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5555 San Felipe Road

Houston, Texas 77056-2723

(713) 629-6600

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

William F. Schwind, Jr., Esq.

Vice President, General Counsel and Secretary

5555 San Felipe Road

Houston, Texas 77056-2723

(713) 629-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ted W. Paris, Esq. Baker Botts L.L.P. 910 Louisiana One Shell Plaza Houston, Texas 77002 (713) 229-1234	David L. Hausrath, Esq. Ashland, Inc. 50 E. RiverCenter Boulevard P.O. Box 391 Covington, Kentucky 41012 (850) 815-3333	Susan Webster, Esq. James C. Woolery, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-119694

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $1.00 per share	N/A	N/A	22,625,050	$2,663

(1)	In accordance with Rule 457(o), the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2)	The registration fee has been calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of the Marathon common stock to be issued in connection with the merger of ATB Holdings Inc. into Marathon Domestic LLC. Pursuant to the Master Agreement, the number of shares of Marathon common stock to be issued in the merger of ATB Holdings Inc. into Marathon Domestic LLC will be based on an exchange ratio equal to $915,000,000 divided by the product of (i) the average of the closing sale prices per share for Marathon common stock on the New York Stock Exchange for each of the 20 consecutive trading days ending with the third complete trading day prior to the closing date and (ii) the total number of shares of common stock of Ashland Inc. issued and outstanding immediately prior to closing. The exact number of shares of Marathon common stock to be issued is 17,538,815 shares, based on the 20-day average trading price of Marathon common stock determined three days prior to the expected closing date of June 30, 2005 and the number of shares of Ashland common stock currently outstanding. As of June 29, 2005, those shares of Marathon common stock had an aggregate market value of $937,625,050, based on the closing trading price of Marathon common stock on that day. Because this amount exceeds the $915,000,000 aggregate offering price previously registered with the SEC on Registration Statement No. 333-119694, which was filed on Form S-4 on October 12, 2004 and amended on May 2, 2005, May 10, 2005 and May 20, 2005, the additional $22,625,050 of aggregate offering price is being registered hereby. (In connection with the filing of that earlier Registration Statement, an aggregate of $915,000,000 of Marathon’s common stock was registered with the Securities and Exchange Commission and a registration fee of $150,441 was paid.)

(3)	Calculated by multiplying the aggregate offering price of securities to be registered by .0001177.

EXPLANATORY NOTE

This Registration Statement is being filed by Marathon Oil Corporation, a Delaware corporation, pursuant to General Instruction K. to Form S-4 Registration Statement and Rule 462(b) under the Securities Act of 1933, as amended, to register an additional $22,625,050 aggregate offering price of our common stock, par value $1.00 per share, for issuance in connection with the merger of ATB Holdings Inc. into Marathon Domestic LLC that is expected to occur on June 30, 2005.

We previously registered an aggregate of $915,000,000 of our common stock for issuance in connection with the merger by means of a currently effectively Registration Statement on Form S-4 (Registration No. 333-119694), which was filed with the SEC on October 12, 2004 and amended on May 2, 2005, May 10, 2005 and May 20, 2005. The exact number of shares of our common stock to be issued on June 30, 2005 is 17,538,815 shares, based on the 20-day average trading price of our common stock determined three days prior to the expected closing date of June 30, 2005 and the number of shares of Ashland common stock currently outstanding. As of June 29, 2005, those shares of Marathon common stock had an aggregate market value of $937,625,050, based on the closing trading price of our common stock on that day. Because this amount exceeds the $915,000,000 aggregate offering price previously registered with the SEC on Registration Statement No. 333-119694, the additional $22,625,050 aggregate offering price of our common stock is being registered hereby.

The contents of the Registration Statement on Form S-4, Registration No. 333-119694, are incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.	Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit No.	Description

5.1	Opinion of Baker Botts L.L.P. regarding legality of securities being issued.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

*24	Powers of Attorney.

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-4, as amended (Registration No. 333-119694)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Marathon Oil Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 30, 2005.

MARATHON OIL CORPORATION

By:	/s/ Janet F. Clark
Janet F. Clark
Senior Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 30, 2005.

Signature	Title

* Thomas J. Usher	Chairman of the Board and Director

* Clarence P. Cazalot, Jr.	President & Chief Executive Officer and Director

/s/ Janet F. Clark Janet F. Clark	Senior Vice President and Chief Financial Officer

* Albert G. Adkins	Vice President, Accounting and Controller

* Charles F. Bolden, Jr.	Director

* David A. Daberko	Director

* William L. Davis	Director

* Shirley Ann Jackson	Director

* Philip Lader	Director

* Charles R. Lee	Director

* Dennis H. Reilley	Director

* Seth E. Schofield	Director

* Douglas C. Yearley	Director

*By:	/s/ Janet F. Clark
Janet F. Clark, as Attorney-in-Fact

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Exhibit Index

Exhibit No.	Description

5.1	Opinion of Baker Botts L.L.P. regarding legality of securities being issued.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

*24	Powers of Attorney.

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-4, as amended (Registration No. 333-119694)